Exhibit 99.1

Cogentix Medical Reports First Quarter Operating Results; Urology Revenue Up 11 Percent

Conference Call Today at 4:30 p.m. ET

MINNEAPOLIS, MN, May 2, 2017 – Cogentix Medical, Inc. (NASDAQ: CGNT), a global medical device company focused on providing the Urology, Uro/Gyn and Gynecology markets with innovative and proprietary products, today reported financial results for the first quarter ended March 31, 2017.

First Quarter Highlights

•
First quarter revenue totaled $13.0 million, including $11.5 million in Urology product revenue. Urology product revenue increased 11% over last year’s first quarter as reported and 13% on a constant currency basis.  First quarter 2017 revenue from the Company’s non-core product lines of Airway Management and Industrial decreased approximately 20% from the year ago period. Total revenue for the first quarter increased 6% year-over-year, which was an increase of 8% on a constant currency basis.

•	Gross profit totaled $8.5 million, an increase from $8.4 million in the year ago period due to higher sales partially offset by a lower gross margin due to product mix.
•
First quarter GAAP operating loss was $1.2 million compared to an operating loss of $0.6 million in the year ago quarter. The increase was primarily attributable to business development expense incurred in the first quarter of 2017 and higher investment in research and development projects.

•
Cash operating loss, a non-GAAP financial measure that excludes non-cash items, was $0.1 million in the first quarter, essentially break-even, compared to a cash operating profit of $0.3 million in the comparable year ago period.

Darin Hammers, President and CEO, commented “The 11 percent year-over-year growth in our core Urology product revenue illustrates the continued successful execution of our Urology product strategies.  As expected, PrimeSight™ urology products continued to lead our revenue growth with an increase of approximately 45% in the first quarter.  The average sales price for our Urgent® PC product line during the first quarter of 2017 was consistent with the pricing we experienced in the fourth quarter of 2016.  Our core Urology business is off to a great start in 2017, and we continue to execute on our business development strategy.  The addition of Ash Keswani to our team expands our business development scope as we continue to examine opportunities to expand our product offerings within Urology.  Further, we have started to explore strategic alternatives for our non-core Airway Management and Industrial product lines that have depressed our recent overall reported growth.”

Financial Results for the First Quarter Ended March 31, 2017

For the quarter ended March 31, 2017, the Company had total revenue of $13.0 million compared to $12.2 million in the year ago quarter.  The nearly $0.8 million increase in reported revenue is attributable to a $1.1 million increase in Urology revenue, partially offset by an approximate $350,000 decrease in Airway Management and Industrial revenue. Revenue from PrimeSight Urology totaled $4.5 million, up $1.4 million or 45% from the comparable year-ago period. Urgent PC revenue totaled $5.0 million compared to $5.1 million in the comparable year ago period, comprised of unit growth in the US of approximately 3% offset by lower average selling prices.  Macroplastique® revenue in the quarter of $1.8 million decreased approximately $73,000 compared to the prior year period.

Gross margin for the quarter ended March 31, 2017 was 65.3% compared with 68.9% in the year-ago period. Gross margin was impacted by the shift in product mix to a higher proportion of capital equipment sales in this year’s first quarter as compared to the year ago period. Operating expenses in the quarter totaled $9.7 million as compared to $9.0 million in the same period of the prior year. The increase in operating expenses is attributable to higher G&A expenses, partly due to additional business development activities, and higher R&D expenses associated with ongoing enhancements to our endoscopy product line.

Operating loss for the quarter was $1.2 million compared to the operating loss of $0.6 million in the year ago period. Cash operating loss, a non-GAAP financial measure which is operating profit excluding all non-cash items, was $0.1 million for the quarter ended March 31, 2017 compared to a cash operating profit of $0.3 million in the year-ago quarter. Net loss was $1.2 million ($0.02 per share) in the quarter ended March 31, 2017, compared to a net loss of $1.0 million ($0.04 per share) in the comparable year-ago period.

At March 31, 2017, the Company’s cash and investments totaled $25.8 million, compared to $28.3 million at year-end 2016. There were no borrowings under the Company’s $7.0 million line of credit as of March 31, 2017.

Conference Call

Cogentix Medical will host a conference call and webcast today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time). Darin Hammers, President and Chief Executive Officer, will host the event along with Brett Reynolds, Chief Financial Officer. Individuals wishing to participate in the conference call should dial 877-303-1595 with the conference ID number 10151910. To access a live webcast of the call, go to the investor relations section of Cogentix Medical’s website at ir.cogentixmedical.com.

An audio replay will be available for 30 days following the call at 855-859-2056 with the conference ID number 10151910. An archived webcast will also be available at ir.cogentixmedical.com.

About Cogentix Medical

Cogentix Medical, Inc., headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom, is a global medical device company.  We design, develop, manufacture and market products for flexible endoscopy with our unique PrimeSight™ product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier providing users with efficient and cost effective endoscope turnover while enhancing patient safety. We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults. The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com. ‘CGNT-G’

For Further Information:

Cogentix Medical, Inc.
Brett Reynolds, SVP and CFO
952-426-6152

EVC Group
Brian Moore/Doug Sherk
310-579-6199/415-652-9100

Cautionary Statements Related to Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Forward-looking statements in this press release include, but are not limited to, statements about expected revenue growth rates; the Company’s expectations regarding operating profit and cash operating profit; and plans, objectives, expectations and intentions with respect to future operations, products and services. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the effects of industry, economic or political conditions outside of the Company’s control; competitive market factors; actual or contingent liabilities; the adequacy of the Company’s capital resources; and the risks identified under the heading “Risk Factors” in the annual report on Form 10-K, for the year ended December 31, 2016, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2017. Investors are cautioned to not to place considerable reliance on the forward-looking statements contained in this presentation. Investors are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this presentation speak only as of the date of this release, and the Company undertakes no obligation to update or revise any of these statements. The Company’s businesses are subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31
	2017	2016

Net sales	$12,950,133	$12,206,564
Cost of goods sold	4,493,913	3,801,194

Gross profit	8,456,220	8,405,370
	65.3%	68.9%
Operating expenses
General and administrative	2,136,156	1,796,020
Research and development	1,290,658	936,878
Selling and marketing	5,654,960	5,635,762
Amortization of intangibles	590,553	590,858
	9,672,327	8,959,518

Operating loss	(1,216,107)	(554,148)

Other income (expense)
Interest income	59,896	235
Interest expense	(13,495)	(390,304)
Foreign currency exchange gain (loss)	12,740	(7,562)
	59,141	(397,631)

Loss before income taxes	(1,156,966)	(951,779)

Income tax expense	53,451	14,629

Net loss	$(1,210,417)	$(966,408)

Basic and diluted net loss per common share	$(0.02)	$(0.04)

Weighted average common shares outstanding:
Basic and diluted	59,634,862	25,381,900

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$5,703,581	$9,369,624
Short-term investments	15,936,157	13,573,057
Accounts receivable, net	6,727,534	6,770,838
Inventories	7,610,645	7,235,043
Other	701,655	571,527
Total current assets	36,679,572	37,520,089

Property, plant, and equipment, net	2,076,023	2,115,316
Goodwill	18,749,888	18,749,888
Other intangible assets, net	8,892,025	9,482,578
Long-term investments	4,186,375	5,344,004
Deferred tax assets and other	161,209	163,427
Total assets	$70,745,092	$73,375,302

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,988,059	$2,689,035
Income tax payable	54,964	113,191
Accrued liabilities:
Compensation	3,180,858	4,670,640
Deferred revenue	632,311	597,524
Accrued legal fees	138,302	34,667
Accrued foreign and domestic sales tax/VAT	357,070	327,992
Accrued employee expenses	84,780	88,557
Other	793,536	387,056

Total current liabilities	7,229,880	8,908,662

Accrued pension liability	325,337	308,918
Deferred rent	627,412	639,019
Other	160,114	278,780

Total liabilities	8,342,743	10,135,379

Total shareholders’ equity	62,402,349	63,239,923

Total liabilities and shareholders’ equity	$70,745,092	$73,375,302

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31
	2017	2016
Cash flows from operating activities:
Net loss	$(1,210,417)	$(966,408)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	769,809	806,614
Share-based compensation expense	349,239	84,392
Amortization of premium on available-for-sale securities	31,960	-
Deferred tax benefit (expense)	3,324	(1,060)
Deferred rent	(6,392)	12,694
Amortization of discount on related party debt	-	275,498
Long term incentive plan	-	(21,748)
Changes in operating assets and liabilities:
Accounts receivable	68,501	1,340,860
Inventories	(373,741)	(447,745)
Other current assets	(133,392)	(17,646)
Accounts payable	(701,975)	13,501
Interest payable	-	95,447
Accrued compensation	(1,596,337)	(1,175,529)
Accrued liabilities, other	468,368	175,873
Accrued pension liability	11,909	23,611
Deferred revenue	20,487	106,044
Net cash provided by (used in) operating activities	(2,298,657)	304,398

Cash flows from investing activities:
Proceeds from maturity of available-for-sale securities	1,200,000	-
Purchases of available-for-sale securities	(2,438,322)	-
Purchases of property, plant and equipment	(133,017)	(137,761)
Net cash used in investing activities	(1,371,339)	(137,761)

Cash flows from financing activities:
Borrowings from line of credit	2,404,963	2,646,500
Repayments of line of credit	(2,404,963)	(2,646,500)
Proceeds from exercise of stock options	3,953	-
Net cash provided by financing activities	3,953	-

Effect of exchange rates on cash and cash equivalents	-	13,299

Net increase (decrease) in cash and cash equivalents	(3,666,043)	179,936

Cash and cash equivalents at beginning of period	9,369,624	1,976,594

Cash and cash equivalents at end of period	$5,703,581	$2,156,530

Supplemental disclosure of cash flow information:
Cash paid during the period for income tax	$110,550	$14,558
Cash paid during the period for interest	$13,495	$19,360

Non-GAAP Financial Measures:

The table set forth below entitled “Cash Operating Profit (Unaudited)” provides the non-GAAP cash operating profit for the Company for the three months ended March 31, 2017 and March 31, 2016.  This table reconciles the Company’s operating income / loss calculated in accordance with GAAP to the Company’s cash operating income, a non-GAAP financial measure that excludes non-cash charges for share-based compensation, depreciation and amortization.

The non-GAAP financial information used by management and disclosed by us is not a substitute for, nor superior to, financial information and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP financial information differently from similarly titled measures used by other companies.  Therefore, our non-GAAP financial information may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP financial information described above to the most directly comparable GAAP financial measures.

We use this non-GAAP financial information, and in particular non-GAAP cash operating income / loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use this information to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

Q1 Additional Information

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
REVENUE BY PRODUCT (UNAUDITED)
QUARTER ENDED March 31,

(dollars in thousands)
Market/Product	2017	2016	$ Change	% Change
PrimeSight	$4,458	$3,086	$1,372	44.5%
Urgent PC	4,980	5,107	(127)	(2.5%)
Macroplastique	1,780	1,854	(74)	(4.0%)
Other	235	286	(51)	(17.8%)
Total Urology	$11,453	$10,333	$1,120	10.8%

Airway Management	$720	$784	$(64)	(8.2%)
Industrial	777	1,090	(313)	(28.7%)
Total Other	$1,497	$1,874	$(377)	(20.1%)

Combined Revenue	$12,950	$12,207	$743	6.1%

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
CASH OPERATING PROFIT (UNAUDITED)
(NON-GAAP)
QUARTER ENDED March 31,

(dollars in thousands)	2017	2016	$ Change	% Change
Revenue	$12,950	$12,207	$743	6.1%
Gross profit	8,456	8,405	51	0.6%
	65.3%	68.9%

Operating costs	9,081	8,368	713	8.5%
Amortization of intangibles	591	591	-	(0%)
Operating loss	(1,216)	(554)	(662)	(119.5%)

Non cash operating costs	1,119	869	250	28.8%
Cash operating profit (loss)	$(97)	$315	$(412)	(130.8%)